Exhibit 16

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (including additional amendments thereto) need be filed with respect to the ownership by each of the undersigned of the limited partnership units of Brookfield Infrastructure Partners L.P. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 27, 2024	BROOKFIELD CORPORATION

	By:	/s/ Swati Mandava
		Name:	Swati Mandava
		Title:	Managing Director, Legal and Regulatory

BAM PARTNERS TRUST, by its trustee, BAM CLASS B PARTNERS INC.

	By:	/s/ Kathy Sarpash
		Name:	Kathy Sarpash
		Title:	Secretary